FOR IMMEDIATE RELEASE

New York REIT, Inc. to Begin Trading on NYSE

Company Receives $315 Million of Additional Financing Commitments
Bringing Capacity of its Senior Corporate Credit Facility to $705 Million

Chairman and CEO Nicholas S. Schorsch to appear on Bloomberg Television Today to Discuss NYSE Listing

New York, New York, April 15, 2014 – New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc., “NYRT” or the “Company”) (NYSE: NYRT), announced today that it will begin trading on the New York Stock Exchange (the “NYSE”), having completed the listing process for its shares of common stock on NYSE. Trading of the Company’s stock will officially commence this morning under the ticker symbol “NYRT.”

NYRT also announced that it has increased its senior corporate credit facility to $705 million of total financing capacity, having recently arranged $315 million of new commitments.

NYRT’s Chairman and Chief Executive Officer Nicholas S. Schorsch will appear on Bloomberg Television’s Taking Stock with Pimm Fox at 5:00 p.m. EST today to discuss NYRT’s listing of its common stock on the NYSE.

Mr. Schorsch, commented, “NYRT’s successful listing on the NYSE marks another important milestone for the Company and provides it more efficient access to the capital markets which will help drive its future growth, while also creating a liquidity opportunity for our shareholders.”

Michael A. Happel, President of NYRT, added, “In addition to today’s listing on the NYSE, we are also pleased to have added two new participants to our lending group in our senior corporate facility, helping to increase total commitments by $315 million. With total financing capacity of up to $705 million, we expect to have ample flexibility to fund our portfolio's expansion through strategic acquisitions. We believe the increased commitments from our existing lenders are a direct reflection of the overall credit quality of our portfolio and a clear vote of confidence in our management team. We are proud to join other leading companies on the NYSE.”

Since commencing its initial public offering in September 2010, NYRT has built a portfolio of 23 high quality properties located in New York City. As of December 31, 2013, NYRT’s properties aggregated 3.1 million square feet, with an average occupancy of 94.2% and an average remaining lease term of 10.2 years.

About NYRT

NYRT is a Maryland corporation that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2010.

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT’s Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Anthony J. DeFazio	Nicholas A. Radesca
DDCworks	New York REIT, Inc.
tdefazio@ddcworks.com	NRadesca@arlcap.com
Ph: (484) 342-3600	Ph: (212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: (917) 475-2135